     NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR SECOND FISCAL QUARTER OF 2007
NASHVILLE, Tenn. (August 9, 2007) — O’Charley’s Inc. (NASDAQ/NM: CHUX), a leading casual-dining restaurant company, today reported revenues and earnings per share for the 12-week period ended July 15, 2007. The Company also revised its outlook for the 2007 fiscal year.
Financial and Operating Highlights
•	Second-quarter revenue rose 2.3 percent to $228.8 million from $223.6 million in last year’s second quarter. Same-store sales for the second quarter declined 2.1 percent at O’Charley’s company-operated restaurants and 0.4 percent at Stoney River Legendary Steaks, and increased 1.6 percent at the Ninety Nine restaurants.

•	Income from operations in the quarter was a $0.4 million. Results for the quarter include a total of $7.6 million for impairment charges, employee severance and retention costs, legal and transition costs relating to the previously announced sale of the Company’s commissary and other changes to its supply chain. Excluding the charges related to these supply chain changes, income from operations in the second quarter of 2007 was $8.0 million, or 3.5 percent of revenues, compared to $9.7 million, or 4.3 percent of revenues, in the second quarter of last year. Results for the prior year quarter included $0.7 million, or 0.3 percent of revenue, for severance, recruiting and relocation expenses. Compared to the prior year quarter, reductions in the cost of food and beverage as a percent of restaurant sales were offset by increases in payroll and benefits costs and restaurant operating costs. As a percent of total revenues, advertising expenses, general and administrative expenses, and depreciation and amortization expenses were higher than in the prior year quarter, while pre-opening costs were lower.

•	The Company reported a net loss in the second quarter of 2007 of $1.1 million, or $0.05 per diluted share. Excluding the impact of the charges and expenses related to the supply chain changes, net earnings in the quarter were $4.2 million, or $0.17 per diluted share, compared to net earnings of $4.4 million, or $0.19 per diluted share, for the same period in 2006. Results for 2006 reflect the impact of $0.02 per diluted share for severance, recruiting and relocation

CHUX Reports Second Quarter Results for 2007

August 9, 2007
expenses. The effective tax rate applied to the pretax loss in the second quarter of 2007 was 50.3 percent. Excluding the impact of the supply chain changes, the effective tax rate would have been 21.6 percent, compared to a tax rate in the prior year quarter of 22.6 percent.
•	For the 28-week period ended July 15, 2007, revenue increased 2.2 percent to $541.6 million from $530.1 million in the same period last year. Income from operations was $15.0 million, or 2.8 percent of revenue, and net earnings were $6.9 million, or $0.28 per diluted share. Excluding the impact of charges and expenses relating to supply chain changes in the first half of the year, income from operations was $23.5 million, or 4.3 percent of revenue, and net earnings were $12.9 million, or $0.53 per diluted share. In comparison, income from operations in the comparable period last year was $24.0 million, or 4.5 percent of revenue, and net earnings were $11.6 million, or $0.49 per diluted share.

•	The Company revised its previously issued full-year earnings guidance and stated that it expects to report net earnings per diluted share of between $0.66 and $0.73 for the fiscal year ending December 30, 2007. This guidance reflects expected charges and expenses relating to the sale of the commissary and other supply chain changes of between $0.27 and $0.29 per diluted share for the fiscal year.
     “We continued to increase average check in all three of our concepts” said Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc. “However, the difficult consumer environment and competitive discounting contributed to a reduction in guest counts at all three concepts, declines in same-store sales at O’Charley’s and Stoney River, and declines in our income from operations as a percent of sales. While we are disappointed with our financial results for the quarter, which were below the guidance offered on May 16, we continue to believe that our transformation efforts are on track to position the Company for long-term growth and profitability. During the second half of 2007, we plan to continue implementing our strategic initiatives to build a winning team, improve the box economics, and enhance guest loyalty.
     “Shortly before the close of the second quarter, we sold the commissary and made other changes to our supply chain. In addition to anticipated cost savings, these strategic moves represent another step forward in the transformation of O’Charley’s, resulting in a stronger, more competitive company. During the second quarter, we completed two ‘Project RevO’lution’ re-brandings at O’Charley’s restaurants, and eight ‘Dressed to the Nines’ re-brandings at Ninety Nine restaurants. Since the inception of these re-branding initiatives, we have completed 19 ‘Project RevO’lution’ and 25 ‘Dressed to the Nines’ re-brandings. Our team members and guests have reacted enthusiastically to the new concept elements and service standards, and we continue to be pleased with the sales results. We plan to complete an additional nine ‘Project RevO’lution’ and 16 ‘Dressed to the Nines’ re-brandings during the remainder of 2007.”
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s increased 0.6 percent to $142.2 million for the second quarter, reflecting the addition of five new company-operated restaurants and the closing of three company-operated restaurants since the second quarter of 2006. The same-store sales decrease of 2.1 percent was comprised of a 4.3 percent increase in average check offset by a 6.2 percent decrease in guest counts. Average check for company-operated restaurants in the second quarter was $12.51. One

CHUX Reports Second Quarter Results for 2007

August 9, 2007
company-operated O’Charley’s restaurant opened during the second quarter, and two company-operated restaurants closed, bringing the total number of company-operated restaurants to 229 at the end of the quarter. During the second quarter, Four Star Restaurant Group, LLC opened its first franchised O’Charley’s restaurant in West Des Moines, Iowa, and Delaware North Companies opened a franchised O’Charley’s restaurant at Nashville International Airport.
     “We began the phase out of Kids Eat Free during the second quarter of 2006, and by the end of the second quarter of 2007 have reduced its availability by approximately 75 percent. As we expected, the phase out of Kids Eat Free has resulted in average check increases and guest count declines, as price-sensitive customers visit O’Charley’s less frequently,” Burns said. “After the end of the quarter, we implemented a targeted direct mail advertising campaign that features our great menu offerings and includes a promotional coupon. We believe that this is a measured response to our competitors’ use of coupons over the past few months and does not indicate that we plan to use broad-based coupon promotions in the future.
     “Our ‘Wild Kitchen’ promotion began in mid-June and features several new menu items such as Pretzel Crunch Chicken, Asian Steak Salad, Wild Country-Fried Chicken, cedar-planked tilapia, Whiskey Grilled Ribeye and Banana Split Pie for dessert. The promotion is being supported in-store with a distinct menu insert highlighting the bold and adventurous flavors of the promotional items. The television commercial showcases our commitment to the precision preparation and execution of the high quality items. During the promotion, we and our supplier will be donating a serving of chicken to Second Harvest Food Bank for every Pretzel Crunch Chicken entrée sold. When we started this promotion, we expected to donate approximately 45,000 pounds of chicken. However, due to the popularity of this new menu item, we have more than doubled our donation estimate.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine increased 3.4 percent to $73.1 million in the second quarter, reflecting the addition of three new restaurants and the closing of two restaurants since the second quarter of 2006. The same-store sales increase of 1.6 percent was comprised of a 3.0 percent increase in average check partially offset by a 1.3 percent decrease in guest counts. Average check in the second quarter was $14.53. During the quarter, Ninety Nine opened a new restaurant in Franklin, Mass. This restaurant, the first using Ninety Nine’s new prototype design, features all of the elements of ‘Dressed to the Nines,’ along with a re-engineered kitchen, a redesigned lobby area and a new dining room layout with the bar moved to the side from the traditional location in the center of the restaurant. One restaurant closed in the second quarter, with plans to rebuild and reopen it, bringing the total number of Ninety Nine restaurants to 113 at the end of the quarter.
     “Given the challenging consumer and competitive environment in New England, we believe that our continuing positive same-store sales performance throughout the first half of 2007 continues to serve as a testament to the strength of the Ninety Nine concept and its management team,” said Burns. “Our ‘Seaside Sensations’ menu promotion began on June 25 and will continue through August 20. Entrée choices include the ever popular lobster roll; Fresh Haddock del Rey; seared Ahi tuna; The Imperial, featuring lobster, crab and scallops; crispy fish tacos; and a Salmon Surfburger. The promotion also features special beverages such as sangria, mojitos, and a new margarita; appetizers such as New England clam chowder, Big Easy Shrimp and Sweet & Spicy Calamari Rings; and a refreshing Orangesicle Sundae for dessert. The design and layout of this promotional menu reflects many of the design elements

CHUX Reports Second Quarter Results for 2007

August 9, 2007
of ‘Dressed to the Nines,’ while our radio advertising is focusing on the many reasons for our guests to visit the Ninety Nine.”
Stoney River Legendary Steaks Restaurants
     Second-quarter sales for Stoney River Legendary Steaks increased 25.3 percent to $8.9 million, which reflects a sales decrease of 0.4 percent at the seven restaurants included in the same-store sales base, and sales at the new restaurants in Nashville, Tenn., Chesterfield, Mo., and Atlanta. The same-store sales decrease consisted of a 5.1 percent increase in average check offset by a 5.3 percent decline in guest counts. Average check for Stoney River in the second quarter was $42.57.
     “The 0.4 percent decline in same-store sales in the second quarter of 2007 follows 16 consecutive quarters of same-store sales increases at Stoney River” Burns noted. “This same-store sales decline is primarily the result of a sales decline at our Dublin, Ohio restaurant, which was included in the same-store sales base for the first time in the second quarter. Stoney River’s restaurant-level margins were higher than in the prior year quarter, and we continue to believe that the concept has established a unique position in the upscale steakhouse segment. In order to continue strengthening its position and broadening its appeal, Stoney River is introducing new enhancements to its wine service by-the-glass, including new crystal stemware, individual decanters, and new standards for wine service.”
Revised Outlook for Fiscal-Year 2007
     The Company revised its previously issued earnings guidance for the full year and stated that it expects to report net earnings per diluted share of between $0.66 and $0.73 for the fiscal year ending December 30, 2007. The Company’s earnings guidance for the balance of the year reflects expected charges and expenses relating to the sale of the commissary and other supply chain changes of between $0.27 and $0.29 per diluted share for the fiscal year. Projected results for the second half of the year are based upon anticipated same-store sales increases of less than two percent for O’Charley’s and between one percent and three percent for Ninety Nine. Not including charges and expenses relating to the supply chain changes, the Company expects year-over-year improvement in its operating margin in the second half of the year. The Company’s guidance does not reflect any impact for charges or expenses arising from decisions the Company may make during the second half of fiscal 2007 as part of its transition efforts. Given the uncertain timing of the implementation of the previously announced changes to the Company’s supply chain, and their potential impact on the recognition of expenses and realization of benefits, the Company did not offer specific guidance for the third quarter of 2007.
     “While we have reduced our full-year guidance to reflect the current challenges faced by the casual-dining industry, we remain focused on maximizing our operating performance in all areas of our business. With the uncertainties created by the current challenging environment, we will continue to execute our plan and to focus on the things we can control, including improving the overall guest experience in our restaurants, managing our margins, and instilling A Passion to Serve™ throughout our organization,” Burns concluded. “While our financial results in the second quarter did not meet our expectations, we continue to believe we are on the right track, and that our initiatives will enhance value for our shareholders and provide opportunity for our team members.”

CHUX Reports Second Quarter Results for 2007

August 9, 2007
Investor Conference Call and Web Simulcast
O’Charley’s Inc. will conduct a conference call on its 2007 second-quarter earnings release on August 9, 2007, at 11:00 a.m. EDT. The number to call for this interactive teleconference is (973) 582-2737, and the confirmation passcode is 9071696. A replay of the conference call will be available through August 16, 2007, by dialing (973) 341-3080 and entering passcode 9071696.
     The live broadcast of O’Charley’s conference call will be available online:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=1613987
     If you are unable to participate during the live Webcast, the call will be archived on the Company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on August 9, 2007, and continuing through August 16, 2007.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 363 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 240 restaurants in 19 states in the Southeast and Midwest, including 229 company-owned and operated restaurants in 16 states, four franchised O’Charley’s restaurants in Michigan, one franchised restaurant in Ohio, one franchised restaurant in Iowa, one franchised restaurant in Tennessee, three joint venture restaurants in Louisiana, and one joint venture restaurant in Wisconsin. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine restaurants in 113 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates 10 Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio, Missouri and Tennessee. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, These forward-looking statements are subject to the finalization of the Company’s second fiscal quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the possibility that the final determination of the impairment and other charges associated with the supply chain changes may exceed the amounts projected; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; the impact on our results of operations of restarting development of our Stoney River concept, and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not

CHUX Reports Second Quarter Results for 2007

August 9, 2007
undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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(Tables to Follow)

CHUX Reports Second Quarter Results for 2007

August 9, 2007
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
12 Weeks Ended July 15, 2007 and July 9, 2006

All percentages shown as a percentage of total revenue unless indicated otherwise

	2007		2006
	(in thousands, except per share data)
Revenues:
Restaurant sales	$226,377	99.0%	$220,915	98.8%
Commissary sales	2,249	1.0%	2,648	1.2%
Franchise revenue	129	0.0%	79	0.0%

	228,755	100.0%	223,642	100.0%
Costs and Expenses:
Cost of restaurant sales:(1)
Cost of food and beverage	66,362	29.3%	66,104	29.9%
Payroll and benefits	77,106	34.1%	74,506	33.7%
Restaurant operating costs	43,108	19.0%	41,504	18.8%
Cost of commissary sales	2,112	0.9%	2,263	1.0%
Advertising expenses	8,060	3.5%	6,493	2.9%
General and administrative expenses	11,505	5.0%	10,740	4.8%
Depreciation and amortization	11,440	5.0%	10,755	4.8%
Impairment, disposal and restructuring charges	8,097	3.5%	114	0.1%
Pre-opening costs	597	0.3%	1,441	0.6%

	228,387	99.8%	213,920	95.7%

Income from Operations	368	0.2%	9,722	4.3%

Other Expense (Income):
Interest expense, net	2,681	1.2%	4,050	1.8%
Other, net	(6)	0.0%	(4)	0.0%

	2,675	1.2%	4,046	1.8%

(Loss)/Earnings before Income Taxes	(2,307)	(1.0%)	5,676	2.5%
Income Tax (Benefit)/Expense	(1,161)	(0.5%)	1,283	0.6%

Net (Loss)/Earnings	$(1,146)	(0.5%)	$4,393	2.0%

Basic (Loss)/Earnings per Share:
Net (Loss)/Earnings	$(0.05)		$0.19

Weighted Average Common Shares Outstanding	24,002		23,338

Diluted (Loss)/Earnings per Share:
Net (Loss)/Earnings	$(0.05)		$0.19

Weighted Average Common Shares Outstanding	24,002		23,531

(1) Percentages calculated as a percentage of restaurant sales
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CHUX Reports Second Quarter Results for 2007

August 9, 2007
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
28 Weeks Ended July 15, 2007 and July 9, 2006
All percentages shown as a percentage of total revenue unless indicated otherwise

	2007		2006
	(in thousands, except per share data)
Revenues:
Restaurant sales	$535,493	98.9%	$524,132	98.9%
Commissary sales	5,978	1.1%	5,726	1.1%
Franchise revenue	173	0.0%	236	0.0%

	541,644	100.0%	530,094	100.0%
Costs and Expenses:
Cost of restaurant sales:(1)
Cost of food and beverage	156,282	29.2%	157,065	30.0%
Payroll and benefits	181,640	33.9%	177,256	33.8%
Restaurant operating costs	99,948	18.7%	98,076	18.7%
Cost of commissary sales	5,498	1.0%	4,949	0.9%
Advertising expenses	18,109	3.3%	14,944	2.8%
General and administrative expenses	27,762	5.1%	26,279	5.0%
Depreciation and amortization	26,580	4.9%	24,753	4.7%
Impairment, disposal and restructuring charges	9,128	1.7%	114	0.0%
Pre-opening costs	1,712	0.3%	2,615	0.5%

	526,659	97.2%	506,051	95.5%

Income from Operations	14,985	2.8%	24,043	4.5%

Other Expense (Income):
Interest expense, net	6,577	1.2%	8,546	1.6%
Other, net	(11)	0.0%	0	0.0%

	6,566	1.2%	8,546	1.6%

Earnings before Income Taxes	8,419	1.6%	15,497	2.9%
Income Taxes	1,557	0.3%	3,905	0.7%

Net Earnings	$6,862	1.3%	$11,592	2.2%

Basic Earnings per Share:
Net Earnings	$0.29		$0.50

Weighted Average Common Shares Outstanding	23,867		23,196

Diluted Earnings per Share:
Net Earnings	$0.28		$0.49

Weighted Average Common Shares Outstanding	24,239		23,424

(1) Percentages calculated as a percentage of restaurant sales
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CHUX Reports Second Quarter Results for 2007

August 9, 2007
O’Charley’s Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
In the accompanying press release, the Company makes reference to income from operations, net earnings and diluted earnings per share before the impact of charges and expenses relating to supply chain changes. The Company believes that these measures are useful to investors for understanding the Company’s performance in the second quarter and 28-week periods ended July 15, 2007, given the magnitude of these changes. (in thousands, except per share data)
12 weeks ended July 15, 2007

		Charges for
	As	Supply Chain	As
	Reported	Changes (1)	Adjusted
Revenue	$228,755	$—	$228,755
Income from Operations
Dollars	368	7,624	7,992
Percent of Revenue	0.2%	3.3%	3.5%
Net (Loss)/Earnings	(1,146)	5,317	4,171
Diluted (Loss)/Earnings per Share (2)	$(0.05)	$0.22	$0.17
28 weeks ended July 15, 2007

		Charges for
	As	Supply Chain	As
	Reported	Changes (1)	Adjusted
Revenue	$541,644	$—	$541,644
Income from Operations
Dollars	14,985	8,540	23,525
Percent of Revenue	2.8%	1.6%	4.3%
Net Earnings	6,862	6,003	12,865
Diluted Earnings per Share (2)	$0.28	$0.25	$0.53
(1) These charges included the cost of asset impairment charges, severance, retention and other costs directly related to the supply chain changes announced thus far this year.
(2) The diluted earnings per share calculation is rounded in the “As Adjusted” column
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CHUX Reports Second Quarter Results for 2007

August 9, 2007
O’Charley’s Inc.
Condensed Consolidated Balance Sheet (unaudited)
At July 15, 2007 and December 31, 2006

	2007	2006
	(in thousands)
Cash	$15,400	$19,923
Other current assets	71,264	60,826
Property and equipment, net	442,256	464,107
Goodwill and other intangible assets	119,407	119,302
Other assets	26,202	22,354

Total assets	$674,529	$686,512

Current portion of long-term debt and capital leases	$6,880	$9,812
Other current liabilities	75,779	100,531
Long-term debt, net of current portion	126,499	126,540
Capitalized lease obligations	13,832	18,005
Other liabilities	56,698	50,798
Shareholders’ equity	394,841	380,826

Total liabilities and shareholders’ equity	$674,529	$686,512

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